UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     January 3, 2006

DSL.net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32264	06-1510312
(Commission File Number)	(IRS Employer Identification No.)

545 Long Wharf Drive, 5th Floor
New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)

(203) 772-1000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1.01(a)

Effective as of January 3, 2006, DSL.net, Inc. (the “Company”) entered into an agreement (the “Amendment”) with DunKnight Telecom Partners LLC (“DunKnight”) modifying certain of the terms of the parties’ secured debt financing previously consummated on or about November 2, 2005.

Pursuant to the Amendment, the parties have agreed, in pertinent part, to (i) extend the maturity date of the Company’s issued and outstanding secured promissory note, dated November 2, 2005, in face principal amount of $8,000,000, from August 2, 2006 until September 4, 2006, and (ii) delay the date on which DunKnight must lend an additional $4,000,000 to the Company from January 3, 2006 to February 1, 2006, at which time the Company shall issue another secured promissory note to DunKnight in face principal amount of $5,000,000, with a maturity date of September 4, 2006 and otherwise on identical terms as the original note (the “Additional Investment”). The other terms and provisions of the transaction documents by and among the parties with respect to this financing remain in full force and effect, as previously reported. The Additional Investment is conditioned upon there having occurred no material event of default, other than defaults in financial covenants, prior to February 1, 2006, which event of default has not been previously waived or cured.

David F. Struwas, the Company’s President and Chief Executive Officer, and member of the Company’s Board of Directors, has a minority membership interest in DunKnight. Keir Kleinknecht, the sole managing member of DunKnight, is a member of the Company’s Board of Directors. Prior to the closing of the DunKnight investment, the Company had no material relationship with Mr. Kleinknecht or DunKnight (other than the prior employment relationship between the Company and Mr. Struwas, who served a prior term as the Company’s Chief Executive Officer before his investment in DunKnight).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSL.NET, INC.

Date: January 4, 2006
By: /s/ Marc R. Esterman
Name: Marc R. Esterman
Title: V.P. - Corporate Affairs, General Counsel & Secretary

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